Exhibit 5
                                                   ---------

                      TEXAS INSTRUMENTS INCORPORATED
                  13500 North Central Expressway, MS 241
                              P.O. Box 655474
                            Dallas,Texas  75265


                               July 8, 1994

Board of Directors
Texas Instruments Incorporated
13500 North Central Expressway
Dallas, Texas  75265

     Re:  Texas Instruments Incorporated
          Registration Statement (Form S-8)

Dear Board Members:

     This opinion of counsel is given in connection with a Registration Statement (Form S-8) being filed by you with the Securities and Exchange Commission in respect of the TI Employees Universal Profit Sharing Plan (the "Plan").

     As Chief Corporate Counsel and Assistant Secretary of Texas Instruments Incorporated ("TI"), I am familiar with all corporate action taken or to be taken with respect to the Plan and shares of common stock (the "Shares") of TI to be distributed pursuant to the Plan, and am pleased to advise that:

      (i) the Shares distributed pursuant to the Plan (including any previously unissued shares of TI common stock sold or contributed, in accordance with the terms of the Plan, by TI to the trustee under the Plan) will, when so distributed, be validly issued, fully paid and nonassessable; and

      (ii) the interests in the Plan, when acquired in accordance with the terms of such Plan, will be valid and legal interests in such Plan.

     I hereby consent to the use of this opinion as an exhibit to said Registration Statement.

                                                Sincerely,
                                                O. WAYNE COON
                                                Chief Corporate Counsel
                                                and Assistant Secretary

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